150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Filed in the office of	Document Number
Barbara K. Cegavske	20170319380-14
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 07/26/2017 6:15 AM
	Entity Number E0017122006-3

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

BEYOND COMMERCE, INC.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

THE SERIES A PREFERRED STOCK IS ENTITLED TO 3 TIMES (3X) VOTING PREFERENCE OVER COMMON STOCK.

EACH SHARE OF SERIES A PREFERRED STOCK IS CONVERTIBLE INTO COMMON STOCK.

EACH SHARE OF SERIES A PREFERRED STOCK HAS A 12% PER ANNUM DIVIDEND. THE DIVIDEND IS CUMULATIVE; NON-PARTICIPATING.

THE PREFERRED STOCK HAS BEEN DESIGNATED, SERIES A CONVERTIBLE PREFERRED STOCK.

3. Effective date of filing: (optional) July 27, 2017

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X George D. Pursglove

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.